UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).

1. Name and Address of Reporting Person
   JAMES W. GOODCHILD
   1990 POST OAK BLVD., SUITE 1630
   HOUSTON, TX  77056
2. Issuer Name and Ticker or Trading Symbol
   BALTIC INTERNATIONAL USA, INC.
   BISA
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   September 1997
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( )
Other
   (specify below)
   President and Chief Operating Officer
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1. Title of Security       |2.      |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect
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                           | Transaction   |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership
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                           |        |      |                                  |  Beneficially     |(D)or |
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                           |        |    | |                  | A/|           |  Owned at         |Indir |
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                           | Date   |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|
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Common Stock               |9/24/97 |J   | | 72000            |A  |(1)        |153271             |D     |
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                           |        |    | |                  |   |           |                   |      |
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 Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1.Title of    |2.Con-  |3.      |4.    |5.Number of    |6.Date Exer      |7.Title and Amount |8.Price|9.Number of |10.|11.Nature
of|
  Derivative  |version |Transaction    | Derivative    |cisable and      |  of Underlying    |of Deri| Derivative |Dir| Indirect
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  Security    |or      |        |      | Securities    |Expiration       |  Securities       |vative | Securities |ect| Beneficial
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              |Exercise|        |      | Acquired(A) or|Date(Month/      |                   |Secu   | Benefi     |(D)| Ownership
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              |Price of|        |      | Disposed of(D)|Day/Year)        |                   |rity   | ficially   |or |
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              |Deriva- |        |      |               |Date    |Expir   |                   |       | Owned at   |Ind|
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              |tive    |        |      |           | A/|Exer-   |ation   |  Title and Number |       | End of     |ire|
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              |Secu-   |        |    | |           | D |cisable |Date    |  of Shares        |       | Month      |ct |
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              |rity    | Date   |Code|V|  Amount   |   |        |        |                   |       |            |(I)|
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Options       |$0.4218 |9/24/97 |J   | | 72000     |A  |2/25/98 |2/25/03 |Common stock|72000 |(2)    |194000      |D  |
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Options       |$0.4218 |9/24/97 |J   | | 72000     |A  |8/25/99 |8/25/04 |Common stock|72000 |(2)    |194000      |D  |
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Explanation of Responses:
(1) These shares were received for services rendered. Half of these shares vest on February 25, 1998 and the remaining shares vest on August
25, 1999.
(2)  These options were granted under the Issuer's 1992 Equity
Incentive Plan.

/s/David A. Grossman, Attorney-in-Fact            October 9, 1997
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SIGNATURE OF REPORTING PERSON                     DATE